Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Veru Inc. of our report dated December 2, 2021 relating to the consolidated financial statements of Veru Inc. appearing in the Annual Report on Form 10-K of Veru Inc. for the year ended September 30, 2021.

/s/ RSM US LLP

Chicago, Illinois

May 12, 2022